Exhibit 10.44

September 26, 2013

Deborah Thomas

c/o Hasbro, Inc.

1011 Newport Avenue

Pawtucket, RI 02861

Dear Deborah:

On behalf of SeaWorld Entertainment, Inc. (the “Company”), it is my pleasure to formally confirm our offer to you to join the Company’s board of directors (the “Board”) as a non-employee director and a member of the Board’s Audit Committee.

Your appointment to the Board is subject to (i) the successful completion of an employment, education and reference check, a credit and criminal background check, and verification of your identity and authorization to legally work in the United States, (ii) your completion and return to the Company of the D&O Questionnaire confirming your independence, a copy of which is enclosed with this letter and (iii) your election to the Board by a majority of the Board in accordance with the Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws of the Company (the date of such election being the “Effective Date”). You will serve as a director from the Effective Date until the annual meeting of the Company’s stockholders at which your Board term expires, at which time the stockholders may re-elect you to serve for an additional term. You may be removed at any time with or without cause by the Company’s stockholders as set forth under the Delaware General Corporation Law or as provided in the Company’s Amended and Restated Certificate of Incorporation, and you may resign from the Board upon delivery of written notice to the Board.

As a director, your duties, responsibilities and obligations will be governed by applicable law, the Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws of the Company, applicable corporate governance guidelines, Committee Charters and other procedures and policies of the Company, including its code of business conduct, in each case, as such documents may be established by the Company from time to time.

Your annual retainer shall be $60,000 payable in cash in four installments on the date of each quarterly scheduled Board meeting; provided, however, the retainer installment payable in respect of your first quarter of service shall be pro-rated to reflect the partial service during such quarter. If you cease to serve on the Board at any time for any reason, you shall not be eligible for any additional payments, except the next installment, prorated based on the number of days you served on the Board during that quarterly period.

The Company will also provide or reimburse you for all reasonable and documented travel and lodging expenses associated with attendance at Board and committee meetings, subject to the applicable policies of the Company in effect from time to time.

In addition, during your term on the Board, you will be granted an annual equity award (the “Annual Equity Award”) comprised of shares of common stock of the Company valued at $120,000, based on the closing price of the shares on the applicable date of grant. With the exception of the initial Annual Equity Award, which will be granted on the Effective Date, the Annual Equity Award will be granted at the same time as annual grants are generally made to other members of the Board, which we would anticipate to be made either at the same time annual grants are made to senior executive officers of the Company or otherwise corresponding with the Company’s annual meeting. The Annual Equity Award will be subject to vesting in three annual installments on each anniversary of the applicable date of grant, subject to your continued service on the Board; provided, that if the stockholders fail to re-elect you to the Board, or you are otherwise removed from the Board without cause, any unvested portion of an Annual Equity Award shall vest in full. Upon any other termination of your service prior to the completion of the applicable vesting period, you will forfeit the unvested portion of any Annual Equity Award.

You acknowledge and agree that you are not an employee of the Company and that federal, state, and local income and employment taxes that are owed with respect to all amounts paid or benefits provided to or for you by the Company are your responsibility. The Company does not expect to withhold taxes from amounts payable to you, unless it determines it should do so under applicable law.

During the term of your service, and at all times thereafter, you agree that you will not communicate, disclose or utilize to your own benefit or the benefit of any other entity or persons, any trade secrets, confidential business information or proprietary information, including but not limited to non-public information concerning the operations, systems, products, services, personnel, or financial affairs of the Company, computer software, forms, contracts, agreements, literature or other documents designed, developed or written by, for, with or on behalf of the Company, or any other information not in the public domain pertaining to the business or affairs of the Company. Information shall not be considered to be in the public domain if revealed or disclosed in contravention of this paragraph. You agree that all confidential and exclusive information including any and all account information shall remain the exclusive property of the Company under all circumstances. If you have any questions about whether any information is confidential and proprietary under this Agreement, you should consult with the General Counsel of the Company before using or disclosing such information. At the time of termination of your service with the Company for any reason, you agree to promptly deliver to the Company (and will not keep in your possession, or otherwise recreate or deliver to anyone else) any and all confidential information and all other documents, materials, information or property developed by you pursuant to your service or otherwise belonging to the Company.

By signing this offer letter, you represent and warrant to the Company that you are under no contractual commitments inconsistent with your obligations to the Company. This letter may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument. The execution of this letter may be by actual or facsimile signature. This offer letter sets forth the exclusive terms of your services on the Board between you and the Company and replaces all prior and contemporaneous communications, agreements and understandings, written or oral, with respect to the terms and conditions of your service. This letter shall be governed under the laws of the State of Delaware.

We are very excited to have you as a part of the Board. We have many exciting challenges ahead and we are confident you can make a significant contribution to our future growth.

Sincerely,

/s/ David D’Alessandro
Name: David D’Alessandro
Title: Chairman of the Board

Agreed and Accepted as of this 31 day of October, 2013:

/s/ Deborah Thomas
Deborah Thomas